Exhibit 99.1

Arisz Acquisition Corp. Announces the Separate Trading of its Common Stock, Rights and Warrants, Commencing December 9, 2021

NEW YORK, Nov. 30, 2021 (GLOBE NEWSWIRE) -- Arisz Acquisition Corp. (“ARIZ”) announced today that, commencing December 9, 2021, holders of the units sold in the Company’s initial public offering completed on November 22, 2021 may elect to separately trade the shares of common stock of ARIZ, and the rights and warrants included in such units on The Nasdaq Global Market (“Nasdaq”).

The shares of common stock, rights and warrants that are separated will trade on NASDAQ under the symbols “ARIZ,” “ARIZR” and “ARIZW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “ARIZU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, ARIZ’s transfer agent, in order to separate the units into shares of common stock, rights and warrants.

The units were initially offered by ARIZ in an underwritten offering. Chardan acted as sole book-running manager of the offering. A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 17, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st Floor, New York, New York 10004, or by calling (646) 465-9001. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Arisz Acquisition Corp.

ARIZ is led by founder Echo Hindle-Yang (CEO). ARIZ is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although there is no restriction or limitation on what industry or geographic region ARIZ’s target operates in, ARIZ intends to pursue targets in the healthcare industry. The proceeds of the offering will be used to fund such business combination.

Cautionary Note Concerning Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the anticipated use of the proceeds from the Company’s initial public offering and the Company’s search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. ARIZ expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in ARIZ’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

ARIZ Contact:

Echo Hindle-Yang
Chief Executive Officer
Arisz Acquisition Corp.
+1212-845-9945
hindleyang@ariszacquisition.com